Exhibit 10.14i

NON-EMPLOYEE DIRECTOR

TERMS AND CONDITIONS

1.
Terms and Conditions: This grant of deferred stock units is made under the Ingevity Corporation 2016 Omnibus Incentive Plan (the “Plan”), and is subject in all respects to the terms of the Plan, including all the Non-employee Director Deferred Compensation Plan, which is a part of the Plan. All terms of the Plan are hereby incorporated into these terms and conditions (the “Terms and Conditions”) by reference. In the event of a conflict between one or more provisions of these Terms and Conditions and one or more provisions of the Plan, the provisions of the Plan shall govern. Each capitalized term not defined herein has the meaning assigned to such term in the Plan.

2.
Confirmation of Grant: Effective as February 1, 2017 (the “Award Date”), Ingevity Corporation (the “Company”) granted the Non-Employee Director whose name is set forth in the notice of grant (the “Grantee”) Deferred Stock Units with respect to a specified number of shares of Common Stock as set forth in the Grantee’s notice of grant (the “DSUs”). By accepting the DSUs, the Grantee acknowledges and agrees that the DSUs are subject to the Terms and Conditions and the terms of the Plan.

3.	Stockholder Rights:

a.
Except as provided in Section 3(b) below, the Grantee will not have any stockholder rights or privileges (including voting rights) with respect to the shares of Common Stock subject to the DSUs until such shares of Common Stock paid and delivered, and are actually issued and registered in the Grantee’s name in the Company’s books and records.

b.
If the Company declares a cash dividend on its shares of Common Stock, on the payment date of the dividend, the Grantee shall be credited with dividend equivalents equal to the amount of such cash dividend per share of Common Stock multiplied by the number of shares of Common Stock subject to the DSUs. The dividend equivalents will be subject to the same terms regarding settlement as the DSUs and will be paid in cash at the times that the corresponding shares of Common Stock associated with the DSUs are delivered (or forfeited at the time that the DSUs are forfeited). Such cash payment will not be subject to withholding for applicable taxes, but shall be governed by Section 10 below.

4. Recoupment: The DSUs (including any DSUs that have vested but not yet been settled) will be subject to recoupment pursuant to the terms of any recoupment policy adopted or amended by the Company from time to time.

5.	Transferability: The DSUs shall not be sold, transferred, assigned, pledged or otherwise encumbered or disposed.

6.
Vesting: The DSUs are 100% vested; provided, however, that the DSU shall not be settled with the Grantee until his or her separation from service as a Non-Employee Director with the Company as described in Section 9 below.

7.
Termination of Service: If the Grantee’s service with the Company is terminated by reason of death or Disability (as defined below), the DSUs shall be settled as described in Section 9 below. For purposes of these Terms and Conditions “Disability” means permanently and totally disabled in accordance with Section 409A of the Internal Revenue Code.

8.
Change in Control: In the event of a Change in Control, Section 14 of the Plan shall control and Section 14 of the Plan shall supersede these Terms and Conditions; provided, however, in the event that, following a Change in Control in which the DSUs are assumed, the Grantee’s service is terminated by reason of the Grantee’s death or Disability, the DSUs shall be settled as provided in Section 9 of these Terms and Conditions.

9.
Settlement: Any DSUs not previously forfeited shall be settled by delivery of one share of Common Stock for each DSU being settled. The DSUs shall be settled as soon as practicable after the Grantee’s termination of service as provided in Section 7 and 8, but in no event later than 60 days after termination of service as Non-employee Director of the Company. The DSUs are subject to Section 409A of the Internal Revenue Code, and all such payments shall be made in compliance with the requirements of Section 409A of the Internal Revenue Code, including, if applicable, the application of the six month settlement delay for any specified employee (as defined in Section 409A of the Internal Revenue Code) as a result of a separation from service (as defined in Section 409A of the Internal Revenue Code).

10.
Tax Withholding: The Grantee as a Non-Employee Director is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the DSUs, and as such the Company has no withholding obligation associated with the DSUs.

11.
No Right to Continued Service: The Grantee understands and agrees that these Terms and Conditions do not impact the right of the Company or any of its affiliates retaining the Grantee to terminate or change the terms of the Grantee’s service with the Company.

12.	Captions: Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of these Terms and Conditions.

13.
Severability: In the event that any provision in these Terms and Conditions shall be held invalid or unenforceable for any reason, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of these Terms and Conditions.